Exhibit 99.1

Amphenol

News Release

World Headquarters

358 Hall Avenue

P. O. Box 5030
Wallingford, CT 06492-7530
Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Edward G. Jepsen
Executive Vice President and Chief Financial Officer
203/265-8650
www.amphenol.com

2004 SECOND QUARTER RECORD RESULTS

REPORTED BY AMPHENOL CORPORATION

Wallingford, Connecticut.  July 21, 2004.  Amphenol Corporation (NYSE-APH) reported today that second quarter 2004 diluted earnings per share increased 50% to a record $.45 compared to $.30 per share for the comparable 2003 period (excluding the effect in 2003 of a one-time charge relating to the early extinguishment of debt).  In the second quarter 2003, the Company refinanced its long term debt and incurred a one-time charge for write off of deferred debt issuance costs, early repayment premium and other related costs; diluted earnings per share for the second quarter 2003 including such one-time charge was $.22.  All per share amounts included herein have been adjusted to reflect the Company’s 2 for 1 stock split effective in March 2004.  Sales for the second quarter 2004 increased 27% to a record $387,119,000 compared to $304,893,000 for the 2003 period.  Currency translation had the effect of increasing sales by approximately $8.5 million in the second quarter 2004 compared to the 2003 period.

For the six months ended June 30, 2004, diluted earnings per share was $.85 compared to $.57 per share for the 2003 period (excluding the one-time charge in the 2003 period referred to above).  Diluted earnings per share for the six month 2003 period including the one-time refinancing charge referred to above was $.49.  Sales for the six months ended June 30, 2004 were $742,380,000 compared to $582,667,000 for the 2003 period.  Currency translation had the effect of increasing sales by approximately $24.7 million for the six month 2004 period when compared to the 2003 period.

Amphenol Chairman and CEO, Martin H. Loeffler, stated:  “I am extremely pleased with our second quarter results.  Sales were up 27% compared to last year’s second quarter and the operating income margin increased from 16.2% to 17.8%.  The interconnect portion of our business, which represents 88% of our sales, was up a strong 27% over last year with excellent profitability.  The growth was broad based across all of our end markets and included all major geographic regions.  Growth was especially strong in infrastructure and mobile handset components for wireless communication markets.  The excellent top line results reflect our continuing development of new application specific solutions and value added products for our customers, increasing our worldwide presence with the leading companies in our target markets and improved end markets reflecting a generally stronger economy.  The improved profitability in the interconnect business is also attributable to the continuing development of new application specific products as well as higher volumes and ongoing programs of cost control.  The coaxial cable portion of our business, which is primarily for broadband cable television networks and represents 12% of our sales, was also up a strong 28% over the prior year; however, the operating income margin in this market continued to be impacted by higher material costs which were only partially offset by a price increase implemented in the latter part of the quarter.”

“In addition to excellent overall top line growth, profitability and cash flow continued to be strong.  Earnings per share for the quarter was up 50% over last year and represents the tenth consecutive quarterly increase.  Sales of $387.1 million and earnings per share of $.45 for the quarter were the highest ever, a significant accomplishment considering our long history of excellent growth and profitability.  Our operating income margin for the quarter was also strong at 17.8%, representing both a sequential and year-over-year increase.  Furthermore, net income, that is after interest expense and taxes, again exceeded 10% of sales, another indication of the Company’s excellent profitability.  Cash flow from operations was also very strong at $53.9 million for the quarter and $85.7 million for the six months 2004.”

“It was a very good quarter in all respects.  I am very proud of our organization as we continue to execute well, and we have a strong position in excellent and diversified markets and continue to increase our presence with the major companies in these markets.  Accordingly, assuming a continuation of the current economic climate and relatively stable currency exchange rates, we are again revising upward our expectation for full year 2004 results to a sales increase in the range of 19% to 22% and earnings per share increase in the range of 35% to 40%; this compares to our prior estimate of sales and earnings per share increases of 12% to 15% and 25% to 30%, respectively.  We are very confident that we are in excellent markets with a great organization, and we are very excited about the future.”

The Company will host a conference call to discuss its second quarter results at 1:00 PM (EDT) July 21, 2004.  The toll free dial-in number to participate in this call is 888-566-5903; International dial-in number 630-395-0018; Passcode: Jepsen.  There will be a replay available until 5:00 PM (EDT) on Friday, July 23, 2004.  If you are unable to participate on the call and would like to hear a replay, the toll free dial-in number is 866-395-9151 and International dial-in replay number is 203-369-0495.  A live broadcast as well as a replay until July 23, 2005 will also be available on the Internet at http://www.amphenol.com/index.cfm/fuseaction/financial.webcasts.

Amphenol Corporation is one of the world’s leading producers of electronic and fiber optic connectors, cable and interconnect systems.  Amphenol products are engineered and manufactured in the Americas, Europe and Asia and sold by a worldwide sales and marketing organization.  The primary end markets for the Company’s products are communication systems for the converging technologies of voice, video and data communications, industrial/automotive and military/aerospace applications.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to Part I, Item 1 of the Company’s Form 10-K for the year ended December 31, 2003, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

AMPHENOL CORPORATION

FINANCIAL SUMMARY

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2004	2003(2)		2004	2003(2)

Sales	$387,119,000	$304,893,000		$742,380,000	$582,667,000

Net income	$40,367,000	$19,479,000	(1)	$76,025,000	$42,792,000	(1)

Earnings per share – basic	$.46	$.23	(1)	$.86	$.50	(1)

Average shares outstanding – basic	88,174,604	85,248,548		88,076,203	85,197,238

Earnings per share – diluted	$.45	$.22	(1)	$.85	$.49	(1)

Average shares outstanding – diluted	89,864,734	87,344,610		89,871,449	87,184,238

1.     Includes a one-time charge for expenses incurred in the early extinguishment of debt of $10,367,000, less tax benefit of $3,525,000, or $.08 per basic and diluted share.

2.     Per share and share amounts have been adjusted to reflect the Company’s 2 for 1 stock split effective in March 2004.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(dollars in thousands)

	June 30, 2004	Dec. 31, 2003
	(Unaudited)
ASSETS

Current Assets:
Cash and short-term cash investments	$18,627	$23,533
Accounts receivable, less allowance for doubtful accounts of $10,303 and $9,244, respectively	206,248	172,488
Inventories	230,266	221,385
Prepaid expenses and other assets	34,644	33,943

Total current assets	489,785	451,349

Land and depreciable assets, less accumulated depreciation of $322,773 and $327,469, respectively	175,559	178,266
Deferred debt issuance costs	6,303	7,014
Goodwill	518,498	516,335
Deferred taxes and other assets	22,924	28,420

	$1,213,069	$1,181,384

LIABILITIES & SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$126,797	$116,835
Accrued interest	2,416	2,939
Accrued salaries, wages and employee benefits	35,181	31,091
Other accrued expenses	58,554	56,098
Current portion of long-term debt	11,230	10,679

Total current liabilities	234,178	217,642

Long-term debt	465,438	532,280
Accrued pension and post employment benefit obligations	102,672	100,326
Other liabilities	10,886	7,730

Shareholders’ Equity:
Common stock	88	88
Additional paid-in deficit	(221,132)	(238,168)
Accumulated earnings	702,455	626,430
Accumulated other comprehensive loss	(65,342)	(64,944)
Treasury stock, at cost	(16,174)	0

Total shareholders’ equity	399,895	323,406

	$1,213,069	$1,181,384

AMPHENOL CORPORATION

CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

(dollars in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003

Net Sales	$387,119	$304,893	$742,380	$582,667
Costs and Expenses:
Cost of sales, excluding depreciation and amortization	254,031	203,200	487,261	385,853

Depreciation and amortization expense	9,733	9,566	19,166	18,374

Selling, general and administrative expense	54,301	42,868	105,616	84,010

Operating income	69,054	49,259	130,337	94,430

Interest expense	(5,673)	(7,694)	(11,428)	(15,818)
Other expenses, net	(2,219)	(1,685)	(3,719)	(3,409)
Expense for early extinguishment of debt	0	(10,367)	0	(10,367)

Income before income taxes	61,162	29,513	115,190	64,836

Provision for income taxes	(20,795)	(10,034)	(39,165)	(22,044)

Net income	$40,367	$19,479	$76,025	$42,792

Net income per common share - Basic	$0.46	$0.23	$0.86	$0.50

Average shares outstanding - Basic	88,174,604	85,248,548	88,076,203	85,197,238

Net income per common share - Diluted	$0.45	$0.22	$0.85	$0.49

Average shares outstanding - Diluted	89,864,734	87,344,610	89,871,449	87,184,238

Pro forma net income and earnings per share excluding expense for early extinguishment of debt:

Net income		$19,479		$42,792
Expense for early extinguishment of debt, net of taxes of $3,525		6,842		6,842

Net income excluding expense for early extinguishment of debt		$26,321		$49,634

Net income per common share - Basic		$0.31		$0.58

Net income per common share - Diluted		$0.30		$0.57